UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2009

ARGYLE SECURITY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51639	20-3101079
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12903 Delivery Drive San Antonio, TX	78247
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (210) 495-5245

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On May 20, 2009, at the annual meeting of the shareholders of Argyle Security, Inc. (the “Company”) , the shareholders elected Mr. Dean Blythe to serve as a new independent director to its Board of Directors (the “Board”) for a three-year term expiring at our 2012 annual meeting of shareholders. Mr. Blythe will serve as Chair of the Company’s Audit Committee.

In connection with his election to the Company’s Board, Mr. Blythe was issued 10,000 shares of the Company’s restricted common stock.

Mr. Blythe is currently managing director of TDF Ventures LLC, an advisory and investment firm he founded in 2000. From November 2001 through December 2008, Dean was with Harte-Hanks, Inc., a targeted marketing services company, serving in various roles as President and Chief Executive Officer, Executive Vice President and Chief Financial Officer, Senior Vice President and Chief Financial Officer, and Vice President — Legal and Secretary. During 2000, Dean was senior vice president — corporate development of Concero, Inc., an information technology consulting firm, and from 1994 to 2000 he was senior vice president — corporate development, secretary & general counsel of Hearst-Argyle Television, Inc., an owner and operator of television stations.

Mr. Blythe has not in the last two years engaged in any related party transaction with the Company of the kind required to be disclosed pursuant to Item 404(a) of Regulation S-K.

 Item 8.01 Other Events

On May 19, 2009, the Board of Directors of the Company received a letter from MML Capital Partners LLC (“MML”) whereby it made a conditioned offer to buy the outstanding shares of the Company’s common stock at a purchase price of $1.00 per share under certain terms and conditions. The Board is reviewing the terms and conditions of the offer and it plans to respond as appropriate. A copy of the letter has been filed by MML as an exhibit to its Schedule 13D/A dated May 19, 2009 filed with the SEC on May 20, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARGYLE SECURITY, INC.

Date:  May 21, 2009

By: /s/ Donald F. Neville
Name:  Donald F. Neville
Title:    Chief Financial Officer